AMERICAN SHARED HOSPITAL SERVICES
REPORTS FIRST QUARTER RESULTS

San Francisco, CA, May 14, 2010 -- AMERICAN SHARED HOSPITAL SERVICES -- (NYSE AMEX:AMS), a leading provider of turnkey technology solutions for advanced radiosurgical and radiation therapy services, today announced financial results for the first quarter of 2010.

First Quarter Results
For the three months ended March 31, 2010, revenue decreased 2% to $4,088,000 compared to $4,167,000 for the first quarter of 2009, and was essentially flat when compared to revenue of $4,092,000 for the fourth quarter of 2009.  Operating income for this year's first quarter increased to $157,000 compared to an operating loss for the first quarter of 2009 of $76,000.  Pre-tax income was $188,000 and net income for the first quarter of 2010 was $8,000, or $0.00 per share.  This compares to a pre-tax loss of $42,000 and a net loss of $94,000, or $(0.02) per share, for the first quarter of 2009.

The total number of Gamma Knife® procedures performed during this year's first quarter increased 2% versus prior year.  Gross margin for the first quarter of 2010 improved to $1,699,000, or 42% of revenue, compared to $1,597,000, or 38% of revenue, for the first quarter of 2009, primarily reflecting effective cost controls.

Selling and administrative expenses for this year's first quarter increased to $1,061,000 compared to $993,000 for the first quarter of 2009, but were essentially flat sequentially.  This increase was primarily to support the Company's domestic and international growth initiatives.

Cash flow, as measured by earnings before interest, taxes, depreciation and amortization (EBITDA), increased to $1,984,000 for the first quarter of 2010 compared to $1,909,000 for the first quarter of 2009.

At March 31, 2010, AMS reported cash, cash equivalents and certificates of deposit of $9,552,000. This compares to cash and cash equivalents of $9,833,000 at December 31, 2009.  Shareholders' equity at March 31, 2010 was $22,865,000, or $4.98 per outstanding share.  This compares to shareholders' equity at December 31, 2009 of $22,755,000, or $4.95 per outstanding share.

Discussion and Analysis
Chairman and Chief Executive Officer Ernest A. Bates, M.D. said, "The outlook for our Gamma Knife business continues to improve.  We are now benefiting from the new Leksell Gamma Knife® PerfexionTM unit that went into service at Smilow Cancer Hospital at Yale-New Haven in April, and volume at one of our sites that had been sharply reduced in recent quarters due to physician turnover is expected to pick up again beginning this month.  Another Perfexion device is scheduled to go into service later this year, and we anticipate placing five additional Perfexion systems over the next two years.  Two of our sites experienced treatment increases averaging approximately 50% following Perfexion installation.  In addition, Gamma Knife treatments are expected to begin late this year at our first international site, in Lima, Peru, and we are optimistic about ongoing contract negotiations in South America, Europe and the United States."

Dr. Bates continued, "Expansion of our portfolio of Gamma Knife, Perfexion and related systems is only one aspect of AMS' growth story.  We also are building a leadership position in proton beam radiation therapy (PBRT), the next great growth opportunity in radiation oncology.  This week we announced our latest PBRT project, an agreement with Kettering Medical Center to develop a proton therapy center in Dayton, Ohio.  Renowned for bringing the latest medical technology to patients in southwest Ohio, including a Perfexion system supplied by AMS, Kettering Medical Center is the ideal partner to develop this PBRT facility with us.

"The Kettering project is in addition to PBRT treatment centers that AMS is developing in San Francisco, New York City, Boston, Orlando and Long Beach, California.  We are committed to bringing each of these projects to fruition.  Our recently announced agreement with Siebert Brandford Shank & Co. LLC, one of the nation's leading underwriters of public debt, to act as placement agent in connection with the debt financing of these and other projects under development, is another important step forward for AMS."

Earnings Conference Call
American Shared has scheduled a conference call at 8:00 a.m. PDT (11:00 a.m. EDT) today.  To participate in the live call, dial (800) 471-6718 at least 5 minutes prior to the scheduled start time.  A simultaneous WebCast of the call may be accessed through the Company's website, www.ashs.com, or through CCBN, www.earnings.com (individual investors) or www.streetevents.com (institutional investors).  A replay will be available for 30 days at these same internet addresses, or by calling (888) 843-8996, pass code 27014843#.

About AMS
American Shared Hospital Services (www.ashs.com) provides turnkey technology solutions for advanced radiosurgical and radiation therapy services.  AMS is the world leader in providing Gamma Knife® radiosurgery equipment, a non-invasive treatment for malignant and benign brain tumors, vascular malformations and trigeminal neuralgia (facial pain).  The Company also offers the latest IGRT and IMRT systems, as well as its proprietary Operating Room for the 21st Century® concept.  Through its preferred stock investment in Still River Systems, AMS also plans to complement these services with the Monarch 250TM PBRT system, which has not yet been approved by the FDA.

Safe Harbor Statement
This press release may be deemed to contain certain forward-looking statements with respect to the financial condition, results of operations and future plans of American Shared Hospital Services, which involve risks and uncertainties including, but not limited to, the risks of the Gamma Knife and radiation therapy businesses, the risks of developing The Operating Room for the 21st Century program, and the risks of investing in a development-stage company, Still River Systems, Inc., without a proven product.  Further information on potential factors that could affect the financial condition, results of operations and future plans of American Shared Hospital Services is included in the filings of the Company with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the year ended December 31, 2009, and the definitive Proxy Statement for the Annual Meeting of Shareholders to be held on June 2, 2010.

Contacts:	American Shared Hospital Services
Ernest A. Bates, M.D., Chairman and Chief Executive Officer (415) 788-5300 e.bates@ashs.com Berkman Associates Neil Berkman, President (310) 826-5051 info@berkmanassociates.com

AMERICAN SHARED HOSPITAL SERVICES

PRESS RELEASE	May 14, 2010
First Quarter Financial Results	Page 3

Selected Financial Data
(unaudited)

	Summary of Operations Data

	Three months ended
	March 31,
	2010	2009

Revenue	$4,088,000	$4,167,000
Costs of revenue	2,389,000	2,570,000
Gross margin	1,699,000	1,597,000
Selling & administrative expense	1,061,000	993,000
Transaction costs	--	197,000
Interest expense	481,000	483,000
Operating income (loss)	157,000	(76,000)
Interest & other income	31,000	34,000
Income (loss) before income taxes	188,000	(42,000)
Income tax expense (benefit)	11,000	(93,000)
Net income	177,000	51,000
Less: Net income attributable to non-controlling interest	(169,000)	(145,000)
Net income (loss) attributable to American Shared Hospital Services	8,000	(94,000)

Earnings (loss) per common share:
Basic	$0.00	$(0.02)
Assuming dilution	$0.00	$(0.02)

	Balance Sheet Data
	March 31,	December 31,
	2010	2009

Cash and cash equivalents	$552,000	$833,000
Certificate of deposit	$9,000,000	$9,000,000
Current assets	$14,442,000	$14,474,000
Investment in preferred stock	$2,617,000	$2,617,000
Total assets	$62,227,000	$60,621,000

Current liabilities	$7,301,000	$7,977,000
Shareholders' equity	$22,865,000	$22,755,000